Exhibit 5.1

LEWIS, RICE & FINGERSH, L.C.

ATTORNEYS AT LAW

500 N. BROADWAY, SUITE 2000
ST. LOUIS, MISSOURI 63102-2147
TEL (314) 444-7600	WWW.LRF.COM	FAX (314) 241-6056

October 7, 2005

Millennium Bankshares Corporation

1601 Washington Plaza

Reston, Virginia 20190

Ladies and Gentlemen:

In connection with a certain Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder, you have requested that we furnish to you our opinion as to the legality of the shares of the common stock, par value $5.00 per share (the “Common Stock”), of Millennium Bankshares Corporation (the “Company”) registered thereunder, which Common Stock is to be issued pursuant to the Agreement and Plan of Reorganization (the “Reorganization Agreement”), dated as of June 9, 2005, as amended, between the Company and Albemarle First Bank.

As counsel to the Company, we have participated in the preparation of the Registration Statement. We have examined and are familiar with the Company’s Articles of Incorporation, Bylaws, records of corporate proceedings and such other information and documents as we have deemed necessary or appropriate.

Based on the foregoing and assuming that the shareholders of the Company approve the amendment to the Company’s Articles of Incorporation increasing the authorized shares of Common Stock from 10,000,000 to 20,000,000, we are of the opinion that the Common Stock has been duly authorized and will, when issued as contemplated in the Registration Statement and the Reorganization Agreement, be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as and Exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the joint proxy statement/prospectus that forms a part of the Registration Statement.

Very truly yours,

/s/ Lewis, Rice & Fingersh, L.C.

LEWIS, RICE & FINGERSH, L.C.

ST. LOUIS, MO • KANSAS CITY, MO • ST. LOUIS COUNTY, MO • WASHINGTON, MO • JEFFERSON CITY, MO • BELLEVILLE, IL • OVERLAND PARK, KS